                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                              TO RULE 13(d)-2(b)

                               (Amendment No.1)*


                              autobytel.com inc.
                              ------------------
                               (Name of Issuer)


                   Common Stock, $0.001 par value per share
                   ----------------------------------------
                        (Title of Class of Securities)


                                  05275N 10 6
                                  -----------
                                (CUSIP Number)


                               December 31, 2001
                               -----------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 2 of 19 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      General Electric Capital Corporation (13-1500700)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

      The amount in Row 9 does not include 80,673 shares of the Issuer's Common Stock owned by National Broadcasting Company, Inc., beneficial ownership of which is disclaimed by General Electric Capital Corporation.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      -0-
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 3 of 19 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      General Electric Capital Services, Inc. (06-1095035)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [ ]
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 4 of 19 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      General Electric Company (14-0689340)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [ ]
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 5 of 19 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      National Broadcasting Company, Inc. (14-1682529)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                               80,673
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                  -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                               80,673
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

            80,673
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

           0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 6 of 19 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      National Broadcasting Company Holding, Inc. (13-3448662)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [ ]
      Not applicable.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 7 of 19 Pages


Item 1(a).  Name of Issuer:
            autobytel.com inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            18872 MacArthur Boulevard
            Irvine, California 92612-1400

Item 2(a).  Name of Person Filing:
            General Electric Capital Corporation ("GECC")
            General Electric Capital Services, Inc. ("GECS")
            General Electric Company ("GE")
            National Broadcasting Company, Inc. ("NBC")
            National Broadcasting Company Holding, Inc. ("NBCH")

            GECC is a wholly-owned subsidiary of GECS, which is an indirect subsidiary of GE. NBC is a wholly-owned subsidiary of National Broadcasting Company Holding, Inc., which is a wholly-owned subsidiary of GE.

Item 2(b).  Address of Principal Business Office:
            GECC:    260 Long Ridge Road, Stamford, Connecticut 06927
            GECS:    260 Long Ridge Road, Stamford, Connecticut 06927
            GE:      3135 Easton Turnpike, Fairfield, Connecticut 06431
            NBC:     30 Rockefeller Plaza, New York, New York 10112
            NBCH:    30 Rockefeller Plaza, New York, New York 10112

Item 2(c).  Citizenship:
            GECC:  Delaware
            GECS:  Delaware
            GE:  New York
            NBC:  Delaware
            NBCH:  Delaware

Item 2(d).  Title of Class of Securities:
            Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:
            05275N 10 6

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable.

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 8 of 19 Pages

Item 4.     Ownership.

            (a) - (c) The response of GECC, GECS, GE, NBC and NBCH to Items 5, 6, 7,8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.
            Each of GECC, GECS, GE and NBCH hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 9 of 19 Pages


Item 10.    Certifications.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         February 12, 2002
                                     ----------------------------
                                                Date



                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION


                                    By: /s/ BARBARA J. GOULD
                                       -------------------------------------
                                       Name: Barbara J. Gould
                                       Title: Department Operations Manager

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 10 of 19 Pages




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 12, 2002
                                       --------------------------------
                                                    Date



                                    GENERAL ELECTRIC CAPITAL
                                    SERVICES, INC.


                                    By:/s/ BARBARA J. GOULD
                                       ------------------------------
                                       Name: Barbara J. Gould
                                       Title: Attorney-in-Fact

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 11 of 19 Pages





                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 12, 2002
                                       -----------------------------
                                                   Date



                                       GENERAL ELECTRIC COMPANY


                                       By:/s/ BARBARA J. GOULD
                                          ------------------------------
                                          Name: Barbara J. Gould
                                          Title: Attorney-in-Fact

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 12 of 19 Pages





                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 12, 2002
                                        ---------------------------
                                                    Date



                                       NATIONAL BROADCASTING
                                       COMPANY, INC.


                                       By: /s/ ELIZABETH A. NEWELL
                                          ------------------------------
                                          Name: Elizabeth A. Newell
                                          Title: Assistant Secretary

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 13 of 19 Pages





                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         February 12, 2002
                                    ---------------------------
                                                Date



                                    NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                    By: /s/ ELIZABETH A. NEWELL
                                       ------------------------------
                                       Name: Elizabeth A. Newell
                                       Title: Assistant Secretary

                                 SCHEDULE 13G
CUSIP NO. 05275N 10 6                                       Page 14 of 19 Pages




                                  EXHIBIT LIST

EXHIBIT NO.  TITLE
-----------  -----------------------------------------------------------------
     1 Joint Filing Agreement dated February 14, 2000 among GECC, GECS, GE, NBC and NBCH (1)

     2 Power of Attorney of GE dated as of February 22, 2000, naming, among others, Barbara J. Gould as attorney-in-fact

     3 Power of Attorney of GECS, dated as of February 22, 2000, naming, among others, Barbara J. Gould as attorney-in-fact


(1) Incorporated by reference to Exhibit 1 of GECC's Schedule 13G for the Issuer filed with the Securities and Exchange Commission on February 14, 2000.